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N E W S   R E L E A S E                              Contact: Charles H. Knittle
                                      Vice President -- Governmental Affairs and
                                                        Corporate Communications
                                                             Phone: 312-467-2025
                                                               Fax: 312-467-3975

                  Montgomery Ward Files Plan of Reorganization
            Wards On Schedule To Emerge From Bankruptcy This Summer

For Immediate Release

CHICAGO, Ill., -- April 30, 1999 -- Montgomery Ward & Co., Incorporated announced today that it filed a Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court in Delaware which, if approved, will allow the company to emerge from bankruptcy in August 1999. The Plan is in the furtherance of the agreement in principle announced earlier this year between the Creditors' Committee, GE Capital and Wards. GE Capital, Wards' majority shareholder and substantial creditor, is a co-proponent of the Plan along with Wards. The Plan provides for fair and equitable treatment of all stakeholders and will allow Wards to successfully reorganize and emerge from Chapter 11, as previously announced. The Bankruptcy Court has scheduled a confirmation hearing for July 15, 1999.

     If the Plan as filed is confirmed, funding for the distribution to unsecured creditors will be provided through a $650 million deposit in an escrow account on April 30, 1999. When Wards emerges from bankruptcy, this money and the interest it earns will be distributed to those creditors as specified in the Plan.

     As part of the restructuring provided for in the Plan, GE Capital will acquire The Signature Group, the direct marketing arm of Wards. Signature, which was not part of Wards' Chapter 11 case, will continue to have the right to market to Wards' customers. In the Plan, GE Capital will obtain rights to all the equity in the reorganized retailer in exchange for its claims against Wards.

     "The filing of this consensual Plan of Reorganization is a significant milestone for Wards and evidence that the Company's turnaround initiatives are working," said Roger Goddu, Chairman and CEO of Wards. "Through the course of its restructuring, Wards has made important progress both financially and operationally. As a result of the hard work and commitment of Wards' associates and the support of our vendors we will emerge a stronger, more focused retail company."

                                   - more -
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Wards Files Plan of Reorganization -- page two

     Key accomplishments which have contributed to the Company's turnaround include:
          . Focusing on one core strategy  Wards full line retail stores;
          . Closing more than 100 under-performing locations;
          . Developing and successfully introducing a new store prototype;
          . Upgrading merchandise offerings and focusing on customer service; . Introducing a new marketing strategy targeted at core customers; . Enhancing operations and technology infrastructure; and . Cutting costs on a company-wide basis.

     The Company's three initial prototype stores have reflected sales increases over the prior year in excess of 40 percentage points above the combined performance of the entire chain since their opening in September 1998. Wards will convert 40 additional stores to the new prototype in 1999 and intends to remodel half the chain in the next two years.

     In 1998, Wards dramatically reduced its losses from continuing operations (before taxes and reorganization costs and Signature earnings) and showed an improvement of $585 million in earnings from continuing operations over 1997. Gross margin dollars, a major focus of the Company, were up 18% over 1997 with increased margins in nearly every merchandise category. The Company anticipates a positive EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) in Fall 1999 and for the year 2000, and profitability in 2001.

     Wards is one of the largest privately held retailers in the United States and operates 252 full-line stores in 32 states.